EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138181) of our report dated March 30, 2009 with respect to the consolidated financial statements and schedule of LeMaitre Vascular, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2009